Exhibit 99.1

Kiromic BioPharma Announces Pricing of Initial Public Offering

October 15, 2020 05:46 PM Eastern Daylight Time

HOUSTON--(BUSINESS WIRE)--Kiromic BioPharma, Inc. (the “Company”), a target discovery and gene-editing company utilizing artificial intelligence and a proprietary neural network platform with a therapeutic focus on immuno-oncology, today announced the pricing of its initial public offering of 1,250,000 shares of its common stock at a public offering price of $12.00 per share, for gross proceeds of $15,000,000, before deducting underwriting discounts, commissions and offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 187,500 shares of common stock at the initial public offering price, less the underwriting discount, to cover over-allotments.

The shares are expected to begin trading on the Nasdaq Capital Market on October 16, 2020 under the ticker symbol “KRBP.” The offering is expected to close on October 20, 2020, subject to satisfaction of customary closing conditions.

ThinkEquity, a division of Fordham Financial Management, Inc. is acting as sole book-running manager for the offering. Paulson Investment Company, LLC is acting as co-manager for the offering.

A registration statement on Form S-1 (File No. 333-238153) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on October 15, 2020. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts

Tony Tontat
Chief Financial Officer
(844) 539-2873
bus.dev@kiromic.com